Exhibit 10.14

SCHEDULE OF OFFICERSSUPPLEMENTAL
EXECUTIVE RETIREMENT AGREEMENT

        The Supplemental Executive Retirement Agreement entered into by officers of Mestek, Inc. and the Company are identical in all respects, except for the name of the officer and the date of execution.

        Set forth below is the identity of each officer of Mestek, Inc. and the date upon which the above Supplemental Executive Retirement Agreement was executed by such offices.

Director and/or Officer	Year of Execution

R. Bruce Dewey	1997
William S. Rafferty	1997
Stephen M. Shea	1997
J. Nicholas Filler	2002
John Kaddaras	1997
James A. Burk	1997
Richard L. Riggs	2001
Lawrence Desmarais	2001